Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 169535

PROSPECTUS SUPPLEMENT No. 5

(To Prospectus dated December 6, 2011)

Cole Real Estate Income Strategy (Daily NAV), Inc.

The following is a list of the net asset value (“NAV”) per share of Cole Real Estate Income Strategy (Daily NAV), Inc. on each business day for the month of February 2012:

Date	NAV Per Share	Date	NAV Per Share
February 1, 2012	$14.99	February 15, 2012	$14.99
February 2, 2012	$14.99	February 16, 2012	$14.99
February 3, 2012	$14.99	February 17, 2012	$14.99
February 6, 2012	$14.99	February 21, 2012	$14.99
February 7, 2012	$14.99	February 22, 2012	$14.99
February 8, 2012	$14.99	February 23, 2012	$14.99
February 9, 2012	$14.99	February 24, 2012	$14.99
February 10, 2012	$14.99	February 27, 2012	$14.99
February 13, 2012	$14.99	February 28, 2012	$14.99
February 14, 2012	$14.99	February 29, 2012	$14.99

This NAV per share is the price at which we would have sold our shares pursuant to purchase orders, and redeemed shares pursuant to redemption requests, on the business day specified. Purchases and redemptions will be made in accordance with our policies as set forth in the registration statement and prospectus to which this prospectus supplement relates. Our NAV per share is posted daily on our website at https://www.colecapital.com/cole-income-nav-strategy/reit-overview.

Please refer to “Valuation Policies” in the current prospectus as supplemented, for important information about how NAV is determined. Our NAV per share, which is updated daily, along with our registration statement, prospectus, and prospectus supplements are available on our website at https://www.colecapital.com/cole-income-nav-strategy/reit-overview.

Neither the United States Securities and Exchange Commission nor any state securities commission has determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2012.